Issuer Free Writing Prospectus filed pursuant to Rule 433 Registration No. 333-252342

Toyota Motor Credit Corporation

IncomeDriver Notes®

Variable Denomination Floating Rate Demand Notes

NOTICE OF ACH INVESTMENT HOLDING PERIOD EXTENSION BEGINNING APRIL 27, 2022

Beginning April 27, 2022, funds received by ACH investment, whether an initial investment, a one-time investment or a recurring investment, will not be available for redemption until the seventh (currently the third) business day after the ACH investment posts to your IncomeDriver Notes account. Toyota Motor Credit Corporation (“TMCC”) reserves the right to modify, suspend or terminate any of the investment options and redemption options of the IncomeDriver Notes program in accordance with the provisions set forth in the prospectus.

TMCC has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents TMCC has filed with the SEC for more complete information about TMCC and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, TMCC will arrange to send you the prospectus if you request it by calling 1-844-464-4673.